Exhibit 4.1

FORTRESS CREDIT REALTY INCOME TRUST

Class B, Class R, Class J-1, Class J-2, Class J-3, Class J-4, Class J-5, Class S, Class D, Class I and Class E Share Repurchase Plan

Effective as of April 11, 2025

Definitions

Adviser – FCR Advisors LLC, a Delaware limited liability company.

Class B shares – shall mean the Company’s common shares classified as Class B.

Class D shares – shall mean the Company’s common shares classified as Class D.

Class E shares – shall mean the Company’s common shares classified as Class E.

Class I shares – shall mean the Company’s common shares classified as Class I.

Class J-1 shares – shall mean the Company’s common shares classified as Class J-1.

Class J-2 shares – shall mean the Company’s common shares classified as Class J-2.

Class J-3 shares – shall mean the Company’s common shares classified as Class J-3.

Class J-4 shares – shall mean the Company’s common shares classified as Class J-4.

Class J-5 shares – shall mean the Company’s common shares classified as Class J-5.

Class R shares – shall mean the Company’s common shares classified as Class R.

Class S shares – shall mean the Company’s common shares classified as Class S.

Company – shall mean Fortress Credit Realty Income Trust, a Maryland statutory trust.

Dealer Manager – shall mean Fortress Wealth Solutions LLC, a Delaware limited liability company.

Fortress Affiliates – shall mean all affiliates, partners, members, shareholders, officers, directors and employees of Fortress Investment Group LLC, a Delaware limited liability company.

NAV – shall mean the net asset value of the Company attributable to its Shareholders or the net asset value of a class of its shares, as the context requires, determined in accordance with the Company’s net asset value calculation policies and procedures and Valuation Guidelines described in the Company’s confidential private placement memorandum, as it may be amended or supplemented from time to time.

Plan – shall mean this share repurchase plan of the Company.

Shareholders – shall mean the holders of Class B shares, Class R shares, Class J-1 shares, Class J-2 shares, Class J-3 shares, Class J-4 shares, Class J-5 shares, Class S shares, Class D shares, Class I shares and Class E shares.

Transaction Price – shall mean the repurchase price per share for each class of common shares, which shall be equal to the then-current offering price before any applicable selling commissions and dealer manager fees.

Share Repurchase Plan

Shareholders may request that the Company repurchase its common shares through their financial advisor or directly with the Company’s transfer agent. The procedures relating to the repurchase of the Company’s common shares are as follows:

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Certain broker-dealers require that their clients process repurchases through their broker-dealer, which may impact the time necessary to process such repurchase request, impose more restrictive deadlines than described under this Plan, impact the timing of a Shareholder receiving repurchase proceeds and require different paperwork or process than described in this Plan. Shareholders should contact their broker-dealer first if they want to request the repurchase of their shares.

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Under this Plan, to the extent the Company chooses to repurchase shares in any particular quarter, the Company will only repurchase shares as of the opening of the last business day of that quarter (a “Repurchase Date”). Shareholders will not receive any distributions for such shares for the month in which their shares are repurchased. To have shares repurchased, a Shareholder’s repurchase request and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of the applicable quarter. Settlements of share repurchases will generally be made within three business days of the Repurchase Date. Repurchase requests received and processed by the Company’s transfer agent will be effected at a repurchase price equal to the Transaction Price on the applicable Repurchase Date (which will generally be equal to the Company’s prior month’s NAV per share), subject to any Early Repurchase Deduction (in the case of any Class J-4 shares, Class J-5 shares, Class S shares, Class D shares, Class I shares and Class E shares) (as defined below).

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A Shareholder may withdraw his or her repurchase request by completing a repurchase withdrawal form and sending the form to the transfer agent, directly or through the Shareholder’s financial intermediary, or by emailing FCR@fortress.com. Repurchase requests must be canceled before 4:00 p.m. (Eastern time) on the second to last business day of the applicable quarter.

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If a repurchase request is received after 4:00 p.m. (Eastern time) on the second to last business day of the applicable quarter, the repurchase request will be executed, if at all, on the next quarter’s Repurchase Date at the Transaction Price applicable to that quarter (subject to any Early Repurchase Deduction in the case of any Class J-4 shares, Class J-5 shares, Class S shares, Class D shares, Class I shares and Class E shares), unless such request is withdrawn prior to the repurchase. Repurchase requests received and processed by the Company’s transfer agent on a business day, but after the close of business on that day or on a day that is not a business day, will be deemed received on the next business day. All questions as to the form and validity (including time of receipt) of repurchase requests and notices of withdrawal will be determined by the Company, in its sole discretion, and such determination shall be final and binding.

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Repurchase requests may be made by mail or by contacting the Shareholder’s financial intermediary, both subject to certain conditions described in this Plan. If making a repurchase request by contacting the Shareholder’s financial intermediary, the Shareholder’s financial intermediary may require the Shareholder to provide certain documentation or information. If making a repurchase request by mail to the transfer agent, the Shareholder must complete and sign a repurchase authorization form, which can be found at the end of this Plan. Written requests should be sent to the transfer agent at the following address:

FCR@fortress.com
c/o Fortress Investment Group LLC
PO Box 219090
Kansas City, MO 64121-9090
Toll Free Number: 866-966-0155

Corporate investors and other non-individual entities must have an appropriate certification on file authorizing repurchases. A signature guarantee may be required.

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For processed repurchases, repurchase proceeds are to be paid by the instructions on file with the transfer agent. Shareholders should check with their broker-dealer that such payment may be made via wire transfer, as further described below.

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A medallion signature guarantee will be required in certain circumstances described below. A medallion signature guarantee may be obtained from a domestic bank or trust company, broker-dealer, clearing agency, savings association or other financial institution which participates in a medallion program recognized by the Securities Transfer Association. The three recognized medallion programs are the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program and the New York Stock Exchange, Inc. Medallion Signature Program. Signature guarantees from financial institutions that are not participating in any of these medallion programs will not be accepted. A notary public cannot provide signature guarantees. The Company reserves the right to amend, waive or discontinue this policy at any time and establish other criteria for verifying the authenticity of any repurchase or transaction request. The Company may require a medallion signature guarantee if, among other reasons: (1) the amount of the repurchase request is over $500,000; (2) a Shareholder wishes to have repurchase proceeds transferred by wire to an account other than the designated bank or brokerage account on file for at least 30 days or sent to an address other than such Shareholder’s address of record for the past 30 days; or (3) the Company’s transfer agent cannot confirm a Shareholder’s identity or suspects fraudulent activity.

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If a Shareholder has made multiple purchases of the Company’s common shares, any repurchase request will be processed on a first in/first out basis unless otherwise requested in the repurchase request.

Minimum Account Repurchases

Notwithstanding any Mandatory Holding Period (as defined below), in the event that any Shareholder fails to maintain the minimum balance of $500 of the Company’s common shares, the Company may repurchase all of the shares held by that Shareholder at the repurchase price in effect on the date the Company determines that such Shareholder has failed to meet the minimum balance, less any Early Repurchase Deduction (in the case of any Class J-4 shares, Class J-5 shares, Class S shares, Class D shares, Class I shares and Class E shares). Minimum account repurchases will apply even in the event that the failure to meet the minimum balance is caused solely by a decline in the Company’s NAV. Minimum account repurchases are subject to any Early Repurchase Deduction.

Sources of Funds for Repurchases

The Company may fund repurchase requests from sources other than cash flow from operations, including, without limitation, borrowings, offering proceeds (including from sales of the Company’s common shares to Fortress Affiliates), sales of the Company’s liquid investments, and, if necessary, sales of the Company’s investments and/or assets, and the Company has no limits on the amounts it may fund from such sources.

In an effort to have adequate cash available to support this Plan and to fund investments, the Company may reserve borrowing capacity under a line of credit. The Company could then elect to borrow against this line of credit in part to repurchase shares presented for repurchase during periods when the Company does not have sufficient proceeds from operating cash flows or the sale of shares in its continuous offering to fund all repurchase requests.

Repurchase Limitations

The Company may repurchase fewer shares than have been requested in any particular quarter to be repurchased under this Plan, or none at all, in its discretion at any time. In addition, the aggregate NAV of total repurchases of Class B shares, Class R shares, Class J-1 shares, Class J-2 shares, Class J-3 shares, Class J-4 shares, Class J-5 shares, Class S shares, Class D shares, Class I shares and Class E shares (including repurchases at certain non-U.S. investor access funds primarily created to hold the Company’s common shares but excluding any Early Repurchase Deduction applicable to the repurchased shares) under this Plan will be limited to no more than 5% of the Company’s aggregate NAV per calendar quarter (measured using the average aggregate NAV attributable to Shareholders as of the end of the immediately preceding three months).

In the event that the Company determines to repurchase some but not all of the shares submitted for repurchase during any quarter, shares repurchased at the end of the quarter will be repurchased on a pro rata basis. All unsatisfied repurchase requests must be resubmitted after the start of the next quarter, or upon the recommencement of this Plan, as applicable.

Should repurchase requests, in the Company’s judgment, place an undue burden on the Company’s liquidity, adversely affect the Company’s operations or risk having an adverse impact on the Company as a whole, or should the Company otherwise determine that investing its liquid assets in real estate debt investments rather than repurchasing the Company’s shares is in the best interests of the Company as a whole, the Company may choose to repurchase fewer shares in any particular quarter than have been requested to be repurchased (including relative to the 5% quarterly limit under this Plan), or none at all. Further, the Company’s board of trustees may make exceptions to, modify or suspend this Plan (including to make exceptions to repurchase limitations, or repurchase fewer shares than such repurchase limitations) if in its reasonable judgment it deems such action to be in the best interest of the Company and its Shareholders. Material modifications to, including any amendment to the 5% quarterly limitation on repurchases, and suspensions of, this Plan will be promptly disclosed to Shareholders’ financial advisors. In addition, the Company may determine to suspend this Plan due to regulatory changes, changes in law or if the Company becomes aware of undisclosed material information that it believes should be publicly disclosed before shares are repurchased. Once this Plan is suspended, the Company’s board of trustees will be required to consider at least quarterly whether the continued suspension of this Plan is in the best interests of the Company and its Shareholders. The Company’s board of trustees must affirmatively authorize the recommencement of this Plan before Shareholder requests will be considered again. The Company’s board of trustees cannot terminate this Plan absent a liquidity event which results in Shareholders receiving cash or securities listed on a national securities exchange or where otherwise required by law.

Shares held by the Adviser acquired as payment of the Adviser’s management fee, performance fee or as reimbursements of expenses will not be subject to the limits of this Plan, any Early Repurchase Deduction or any Mandatory Holding Period. Shareholders who are exchanging a class of the Company’s shares for an equivalent aggregate NAV of another class of the Company’s shares will not be subject to, and will not be treated as repurchases for the calculation of, the 5% quarterly limitation on repurchases and will not be subject to any Early Repurchase Deduction or Mandatory Holding Period in respect of any such exchange.

Mandatory Holding Period (Class B Shares, Class R Shares, Class J-1 Shares, Class J-2 Shares and Class J-3 Shares)

Class B shares, Class R shares, Class J-1 shares, Class J-2 shares and Class J-3 shares may only be repurchased by the Company to the extent they have been outstanding for at least two years (the “Mandatory Holding Period”). The Mandatory Holding Period is measured as of the first calendar day immediately following the prospective Repurchase Date. The Mandatory Holding Period will not apply to Class B shares, Class R shares, Class J-1 shares, Class J-2 shares or Class J-3 shares acquired through the Company’s distribution reinvestment plan.

The Company may, from time to time, waive the Mandatory Holding Period in the following circumstances (subject to the conditions described below):

•	Repurchases resulting from death or qualifying disability; or

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In the event that a Shareholder’s Class B shares, Class R shares, Class J-1 shares, Class J-2 shares or Class J-3 shares are repurchased because the Shareholder has failed to maintain the $500 minimum account balance.

As set forth above, the Company may waive the Mandatory Holding Period in respect of repurchase of Class B shares, Class R shares, Class J-1 shares, Class J-2 shares and Class J-3 shares resulting from the death or qualifying disability (as such term is defined in Section 72(m)(7) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)) of a Shareholder who is a natural person, including such shares held by such Shareholder through a trust or an individual retirement account (IRA) or other retirement or profit-sharing plan, after (i) in the case of death, receiving written notice from the estate of the Shareholder, the recipient of such shares through bequest or inheritance, or, in the case of a trust, the trustee of such trust, who shall have the sole ability to request repurchase on behalf of the trust or (ii) in the case of qualified disability, receiving written notice from such Shareholder along with a physician’s certification of disability as defined in Section 72(m)(7) of the Code; provided that the condition causing the qualifying disability was not pre-existing on the date that the Shareholder became a Shareholder. The Company must receive the written repurchase request within 12 months after the death of the Shareholder or the initial determination of the Shareholder’s disability in order for the requesting party to rely on any of the special treatment described above that may be afforded in the event of the death or disability of a Shareholder. In the case of death, such a written request must be accompanied by a certified copy of the official death certificate of the Shareholder. If spouses are joint registered holders of any Class B shares, Class R shares, Class J-1 shares, Class J-2 shares or Class J-3 shares, the request to have such shares repurchased may be made if either of the registered holders dies or acquires a qualified disability. If the Shareholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right to waiver of the Mandatory Holding Period upon death or disability does not apply.

In addition, Class B shares may be sold to certain feeder vehicles primarily created to hold such shares that in turn offer interests in such feeder vehicles to non-U.S. persons. For such feeder vehicles and similar arrangements in certain markets, the Company may agree not to apply the Mandatory Holding Period to the feeder vehicles or underlying investors, often because of administrative or systems limitations. Further, the Company will not apply the Mandatory Holding Period on repurchases of any Class B shares or Class R shares submitted by discretionary model portfolio management programs (and similar arrangements) as approved by the Company.

Early Repurchase Deduction

For Class J-4 shares, Class J-5 shares, Class S shares, Class D shares, Class I shares and Class E shares, there is no minimum holding period and Shareholders holding any such shares can request that the Company repurchase such shares at any time. However, subject to limited exceptions, Class J-4 shares, Class J-5 shares, Class S shares, Class D shares, Class I shares and Class E shares that have not been outstanding for at least one year will be repurchased at 98% of the Transaction Price (an “Early Repurchase Deduction”) on the applicable Repurchase Date. The one-year holding period is measured as of the first calendar day immediately following the prospective Repurchase Date. This Early Repurchase Deduction will also generally apply to minimum account repurchases. The Early Repurchase Deduction will not apply to (i) Class J-4 shares, Class J-5 shares, Class S shares, Class D shares, Class I shares and Class E shares acquired through the Company’s distribution reinvestment plan and (ii) Class B shares, Class R shares, Class J-1 shares, Class J-2 shares and Class J-3 shares which cannot be repurchased during the Mandatory Holding Period.

The Company may, from time to time, waive the Early Repurchase Deduction in the following circumstances (subject to the conditions described below):

•	Repurchases resulting from death or qualifying disability; or

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In the event that a Shareholder’s Class J-4 shares, Class J-5 shares, Class S shares, Class D shares, Class I shares or Class E shares are repurchased because such Shareholder has failed to maintain the $500 minimum account balance.

As set forth above, the Company may waive the Early Repurchase Deduction in respect of repurchases of Class J-4 shares, Class J-5 shares, Class S shares, Class D shares, Class I shares and Class E shares resulting from the death or qualifying disability (as such term is defined in Section 72(m)(7) of the Code) of a Shareholder who is a natural person, including such shares held by such Shareholder through a trust or an individual retirement account (IRA) or other retirement or profit-sharing plan, after (i) in the case of death, receiving written notice from the estate of the Shareholder, the recipient of such shares through bequest or inheritance, or, in the case of a trust, the trustee of such trust, who shall have the sole ability to request repurchase on behalf of the trust or (ii) in the case of qualified disability, receiving written notice from such Shareholder along with a physician’s certification of disability as defined in Section 72(m)(7) of the Code; provided that the condition causing the qualifying disability was not pre-existing on the date that the Shareholder became a Shareholder. The Company must receive the written repurchase request within 12 months after the death of the Shareholder or the initial determination of the Shareholder’s disability in order for the requesting party to rely on any of the special treatment described above that may be afforded in the event of the death or disability of a Shareholder. In the case of death, such a written request must be accompanied by a certified copy of the official death certificate of the Shareholder. If spouses are joint registered holders of any Class J-4 shares, Class J-5 shares, Class S shares, Class D shares, Class I shares or Class E shares, the request to have such shares repurchased may be made if either of the registered holders dies or acquires a qualified disability. If the Shareholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right to waiver of the Early Repurchase Deduction upon death or disability does not apply.

In addition, Class I shares may be sold to certain feeder vehicles primarily created to hold the Company’s shares that in turn offer interests in such feeder vehicles to non-U.S. persons. For such feeder vehicles and similar arrangements in certain markets, the Company may agree not to apply the Early Repurchase Deduction to the feeder vehicles or underlying investors, often because of administrative or systems limitations. Further, the Company will not apply the Early Repurchase Deduction on repurchases of any Class S shares, Class D shares, Class I shares or Class E shares submitted by discretionary model portfolio management programs (and similar arrangements) as approved by the Company.

Notwithstanding anything herein to the contrary, any shares held by the Adviser acquired as payment of the Adviser’s management fee or performance fee will not be subject to the limits of this Plan, including the Early Repurchase Deduction. Shareholders who are exchanging any class of shares for an equivalent aggregate NAV of another class of shares will not be subject to, and such exchanges will not be treated as repurchases for the calculation of, the 5% quarterly limitation on repurchases and will not be subject to the Early Repurchase Deduction.

Fortress Initial Capitalization

Fortress Investment Group LLC may, from time to time, request to have any Class E shares it receives in connection with the Initial Capitalization (as defined in the Company’s confidential private placement memorandum, as it may be amended or supplemented from time to time) repurchased by the Company at a price per share equal to the most recently determined NAV per Class E share as of the repurchase date. Any such repurchase will not be subject to the Early Repurchase Deduction.

Items of Note

•	If a Shareholder requests that some but not all of his or her shares be repurchased, such Shareholder should keep his or her balance above $500 to avoid minimum account repurchase, if applicable;

•	Shareholders will not receive interest on amounts represented by uncashed repurchase checks;

•	Under applicable anti-money laundering regulations and other federal regulations, repurchase requests may be suspended, restricted or canceled and the proceeds may be withheld; and

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All common shares of the Company requested to be repurchased must be beneficially owned by the Shareholder of record making the request or his or her estate, heir or beneficiary, or the party requesting the repurchase must be authorized to do so by the Shareholder of record of the shares or his or her estate, heir or beneficiary, and such common shares must be fully transferable and not subject to any liens or encumbrances. In certain cases, the Company may ask the requesting party to provide evidence satisfactory to the Company that the shares requested for repurchase are not subject to any liens or encumbrances. If the Company determines that a lien exists against the shares, the Company will not be obligated to repurchase any shares subject to the lien.

Frequent Trading and Other Policies

The Company may reject for any reason, or cancel as permitted or required by law, any purchase orders for its common shares. For example, the Company may reject any purchase orders from market timers or investors that, in the Company’s opinion, may be disruptive to its operations. Frequent purchases and sales of the Company’s shares can harm Shareholders in. various ways, including reducing the returns to long-term Shareholders by increasing the Company’s costs, disrupting portfolio management strategies and diluting the value of the shares of long-term Shareholders.

In general, Shareholders may request that the Company repurchase their shares once every 30 days. However, the Company prohibits frequent trading. The Company defines frequent trading as follows:

•	Any Shareholder who requests that the Company repurchase common shares within 30 calendar days of the purchase of such common shares;

•	Transactions deemed harmful or excessive by the Company (including, but not limited to, patterns of purchases and repurchases), in the Company’s sole discretion; and

•	Transactions initiated by financial advisors, among multiple Shareholder accounts, that in the aggregate are deemed harmful or excessive.

The following are excluded when determining whether transactions are excessive:

•	Purchases and requests for repurchase of the Company’s shares in the amount of $2,500 or less;

•	Purchases or repurchases initiated by the Company; and

•	Transactions subject to the trading policy of an intermediary that the Company deems materially similar to the Company’s policy.

At the Dealer Manager’s discretion, upon the first violation of the policy in a calendar year, purchase and repurchase privileges may be suspended for 90 days. Upon a second violation in a calendar year, purchase and repurchase privileges may be suspended for 180 days. On the next business day following the end of the 90 or 180-day suspension, any transaction restrictions placed on a Shareholder may be removed.

Mail and Telephone Instructions

The Company and its transfer agent will not be responsible for the authenticity of mail or phone instructions or losses, if any, resulting from unauthorized Shareholder transactions if they reasonably believe that such instructions were genuine. The Company’s transfer agent has established reasonable procedures to confirm that instructions are genuine including requiring the Shareholder to provide certain specific identifying information on file and sending written confirmation to Shareholders of record. Shareholders, or their designated custodian or fiduciary, should carefully review such correspondence to ensure that the instructions were properly acted upon. If any discrepancies are noted, the Shareholder, or its agent, should contact his, her or its financial advisor as well as the Company’s transfer agent in a timely manner, but in no event more than 60 days from receipt of such correspondence. Failure to notify such entities in a timely manner will relieve the Company, the Company’s transfer agent and the financial advisor of any liability with respect to the discrepancy.